Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

NATIONAL CREDIT REPORT.COM, LLC

as “Seller,”

POSITIVEID CORPORATION

and

CORELOGIC CREDCO, LLC

as “Buyer”

Dated:  July 22, 2011

ASSET PURCHASE AGREEMENT

i

ARTICLE VII. CONDITIONS TO BUYER’S OBLIGATIONS		22
7.1	Representations, Warranties and Covenants	23
7.2	Consents; Regulatory Compliance and Approval	23
7.3	No Actions or Court Orders	23
7.4	Certificates	23
7.5	Material Changes	23
7.6	Corporate Documents	23
7.7	Conveyancing Documents; Release of Encumbrances	23
7.8	Name Change	23
7.9	Permits	24
7.10	Tax Clearance Certificate	24
ARTICLE VIII. ACTIONS BY SELLER AND BUYER AFTER THE CLOSING		24
8.1	Further Assurances	24
8.2	Consents to Assignment	24
8.3	Merchant Banking Holdback Amount	24
8.4	Books and Records; Tax Matters.	25
8.5	Survival of Representations	26
8.6	Indemnifications	26
8.7	Payment of Holdback Amount	28
8.8	Bulk Sales	28
8.9	Taxes	29
8.10	Insurance	29
8.11	Limitations on Indemnification.	29
8.12	Equidata Transition Expenses	29
ARTICLE IX. MISCELLANEOUS		30
9.1	Assignment	30
9.2	Notices	30
9.3	Choice of Law	30
9.4	Entire Agreement; Amendments and Waivers	30
9.5	Counterparts; Execution by Electronic Delivery	31
9.6	Expenses	31
9.7	Invalidity	31
9.8	Titles; Gender	31
9.9	Publicity	31
9.10	Confidential Information	31
9.11	Cumulative Remedies	31
9.12	Service of Process, Consent to Jurisdiction	31
9.13	Arbitration	32
9.14	Attorneys’ Fees	32
9.15	Knowledge	32

ii

EXHIBITS

Exhibit
A	Bill of Sale	A-1
B	Assignment of Contract Rights	B-1
C	Assignment of Patents and Trademarks	C-1
D	Assumption of Certain Liabilities	D-1
E	Required Consents or Approvals of Buyer	E-1

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of July 22, 2011, is by and among CORELOGIC CREDCO, LLC, a Delaware limited liability company (“Buyer”), NATIONAL CREDIT REPORT.COM, LLC, a Florida limited liability company (“Seller”), and POSITIVEID CORPORATION, a Delaware corporation (“Parent”).

RECITALS

A.

Seller owns certain assets which it uses in the conduct of the Business (as defined below).  Seller is an indirect, wholly-owned subsidiary of Parent.

B.

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets upon the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1

Defined Terms.  As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Action” shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

“affiliate” shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Assets” shall mean all of Seller’s right, title, and interest in and to the following assets:

(a)

all Contract Rights;

(b)

all Books and Records;

(c)

all Proprietary Rights relating to the Business;

(d)

to the extent transferable, all Permits;

(e)

all Business Software;

(f)

all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers listed on Schedule 1.1 and purchasing records related to the Business;

(g)

all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees are assignable;

(h)

a list of all subscribers to the Business in electronic format;

(i)

the Merchant Banking Holdback Amount; and

(j)

all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with the Assets delivered by Seller on or prior to the Closing Date;

but excluding therefrom the Excluded Assets.

“Books and Records” shall mean (a) all records and lists of Seller pertaining to the Assets, (b) all records and lists pertaining to the Business, customers, suppliers or personnel of Seller, (c) all product, business and marketing plans of Seller and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller, but excluding the originals of Seller’s minute books and tax returns.

“Business” shall mean the Seller’s business of consumer credit report and identity theft.

“Business Software” shall mean (i) all web-based software related to the Business, including but not limited to, Seller’s customer website, administrative tool website, batch/auto-task system, and shopping cart component, and (ii) the Source Code and any other source or object codes or documentation relating to Seller’s software that is related to the Business.

“Charter Documents” shall mean the Certificate of Incorporation, Articles of Organization, Bylaws or other similar formation or governing documents as applicable to the specified entity to which this term is applied.

“Closing Date” shall mean the date of this Agreement, or such other date as Buyer and Seller shall mutually agree upon.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Non-Disclosure Agreement” shall mean that certain Non-Disclosure Agreement dated March 10, 2011, by and between Seller and Buyer.

“Contract” shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase, order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound and which relates to the Business or the Assets, whether oral or written.

“Contract Rights” shall mean all of Seller’s rights and obligations under the Contracts listed on Schedule 4.6 and not rejected by Buyer and under any Contracts not so listed which Buyer, in its sole discretion, elects to accept and assume.

“Copyrights” shall mean registered copyrights, copyright applications and unregistered copyrights used by Seller and related to the Business.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or Governmental Entity, department or authority that is binding on any person or its property under applicable Regulation.

“Default” shall mean (a) a material breach of or default under any Contract, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

“Disclosure Schedule” shall mean a schedule delivered by Seller to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Excluded Assets” notwithstanding any other provision of this Agreement, shall mean the following assets of Seller which are not to be acquired by Buyer hereunder:1

(a)

the specific assets listed on Schedule 1.2;

(b)

all Permits, to the extent not transferable;

(c)

Seller’s corporate record books containing minutes of meetings of managers and members, and any other records that relate exclusively to Seller’s organization, to the extent unrelated to the Business or the Assets;

(d)

the membership interests of Seller;

(e)

all rights to Tax refunds, loss carryforwards, claims, defenses, credits or similar benefits attributable to Seller and all related records and documentation;

(f)

all accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses (including without limitation any prepaid insurance premiums) of Seller relating to the Business;

(g)

all cash and cash equivalents held by Seller relating to the Business;

(h)

all deposits and prepaid expenses of Seller relating to the Business;

(i)

all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Assets to the extent related to the Excluded Liabilities; and

(j)

all intercompany receivables of Seller which are owed by Parent or any entity which, after the Closing Date, is an affiliate of Parent or Seller;

“Financial Statements” shall mean the Year-End Financial Statements of Parent and the Interim Financial Statements of Seller.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, county, municipal, local or other governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, board, bureau, agency, commissioner, tribunal or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any stock exchange and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Holdback Release Date” shall mean the date that is eighteen (18) months after the Closing Date.

“Insurance Policies” shall mean the insurance policies related to the Assets listed on Schedule 4.20.

“Interim Balance Sheet” shall mean the unaudited balance sheet of Seller dated the Interim Balance Sheet Date.

“Interim Balance Sheet Date”  shall mean April 30, 2011.

“Interim Financial Statements” shall mean the Interim Balance Sheet and the unaudited consolidated statements of operations, changes in members’ equity and cash flow for the period ended on the Interim Balance Sheet Date.

“Inventory” shall mean all of Seller’s inventory held for resale and all of Seller’s raw materials, work in process, finished products, wrapping, supply and packaging items and similar items with respect to the Business, in each case wherever the same may be located.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

“material adverse effect” or “material adverse change” shall mean any effect, event or change in condition that (i) has had, will have or could reasonably be expected to have a material adverse effect on the Business, financial condition, results of operations, Assets, or Liabilities of the Seller, taken as a whole, or (ii) impair or prevent Seller’s ability to perform its obligations hereunder, including closing the transactions contemplated by this Agreement (except as permitted under this Agreement); provided, however, that, with respect to clause (i) above, any adverse effect resulting from any circumstances, state of facts, event, change or effect caused by events, changes or developments relating to any of the following shall not be a material adverse effect or material adverse change: (a) changes in conditions in the U.S. or global economy generally, or the U.S. or global capital, credit or financial markets generally, including changes in commercial bank loan interest rates or currency exchange rates; (b) changes in, or required by, applicable law or general legal, Tax, regulatory or political conditions; (c) changes required by U.S. generally accepted accounting principles; (d) acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (e) earthquakes, hurricanes, floods, or other natural disasters; and (f) the effect of the execution or announcement of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement on any of Seller’s relationships, contractual or otherwise, with customers, providers, suppliers, vendors, or employees.

“Merchant Banking Holdback Amount” shall mean the amount maintained in (i) the account at an ACH receiving depository institution approved by Harris, N.A. (the “Designated Account”) and (ii) the non-interest bearing deposit account with Harris, N.A. (the “Reserve Account”), each pursuant to the Merchant Processing Agreement, which as of the date of Closing is $13,720.60.

 “Merchant Processing Agreement” shall mean that certain Merchant Processing Agreement between Seller and ePayData, Inc.

“ordinary course of business” or “ordinary course” or any similar phrase shall mean the ordinary course of the Business and consistent with Seller’s past practice.

“Patents” shall mean all patents and patent applications and registered design and registered design applications used by Seller and related to the Business.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Entity, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.

“Personal Information” shall mean information from or about an individual that is sufficient to identify such individual, including, but not limited to, an individual’s: first and last name, home or other physical address; telephone number, either home telephone number or mobile telephone number, email address or other online contact information, such as a user identifier or screen name; financial account number, government-issued identifier, or persistent identifier, such as IP address or other unique identifier associated with a person; list of contacts; sufficiently precise physical location; or any other information from or about an individual consumer that is combined with information from or about an individual that is sufficient to identify such individual.

“Proprietary Rights” shall mean all of the Copyrights, Patents, Trademarks, technology rights and licenses, Business Software, trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights used by Seller and related to the Business.

“Purchase Price” shall mean Seven Hundred and Fifty Thousand Dollars ($750,000).

“Regulations” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any Governmental Entity, including without limitation environmental laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative.

“Seller Offerings” shall mean any products or services developed, manufactured, offered, provided, sold or otherwise distributed by or for Seller, including any products or service offerings under development that form the basis, in whole or in part, of any revenue or business projection provided to Buyer.

“Source Code” shall mean all source code related to the Business, including without limitation, source code used for the Business’s websites, membership tracking systems, billing systems, and reporting systems.

“Tax” shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other Governmental Entity charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

“Trademarks” shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks listed on Schedule 4.17(a) which are owned by Parent.

“Year-End Financial Statements” shall mean the audited balance sheets of Parent dated December 31, 2009 and December 31, 2010, and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flow of Parent for the year ended December 31, 2010.

1.2

Other Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Assumed Liabilities	2.2
Assumption Documents	3.2(b)
Bulk Sales Act	8.8
Claim	8.6(d)
Claim Notice	8.6(d)
Closing	3.1
Damages	8.6(a)
Equidata Transition Expenses	8.12
Excluded Liabilities	2.3
Holdback Amount	2.4(b)
Purchase Price	2.4(a)
Purchase Price Allocation	2.5

ARTICLE II.

PURCHASE AND SALE OF ASSETS

2.1

Transfer of Assets.  Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Assets, free and clear of all Encumbrances.

2.2

Assumption of Liabilities.  Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume the following, and only the following, Liabilities of Seller (the “Assumed Liabilities”):

(a)

All Liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date under the Contracts listed on Schedule 4.6 and not rejected by Buyer, or under Contracts which are not listed on Schedule 4.6 but which Buyer, in its sole discretion, elects to accept and assume, but not including any Liability for any Default under any such Contract occurring on or prior to the Closing Date; and

(b)

Other than intercompany indebtedness, all of Seller’s accounts payable set forth on the Interim Balance Sheet or incurred after the Interim Balance Sheet Date (i) in the ordinary course of business, (ii) consistent with amounts historically incurred and (iii) in compliance with the terms of this Agreement.

2.3

Excluded Liabilities.  Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.2, Buyer shall not assume, or otherwise be responsible for, any Liabilities of Seller, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof (“Excluded Liabilities”), which Excluded Liabilities include, without limitation:

(a)

Any Liability to or in respect of any employees or former employees of Seller including without limitation (i) any employment agreement, whether or not written, between Seller and any person, (ii) any Liability under any employee benefit plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or Parent or under which Seller or Parent may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to Seller’s withdrawal or partial withdrawal from or termination of any employee benefit plan and (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation Regulation or under any federal or state employment discrimination Regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

(b)

Any Liability of Parent or Seller in respect of any Tax;

(c)

Any Liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller or any other person or entity on or prior to the Closing Date;

(d)

Any Liability of Seller arising out of or related to any Action against Seller or any Action which adversely affects the Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date; and

(e)

Any Liability of Parent or Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement

2.4

Purchase Price

(a)

Purchase Price.  At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall pay to Seller for the sale, transfer, assignment, conveyance and delivery of the Assets, the Purchase Price, less the Holdback Amount, by wire transfer of immediately available funds to an account designated by Seller and shall assume the Assumed Liabilities pursuant to this Agreement.

(b)

The “Holdback Amount” shall be an amount equal to Seventy Five Thousand Dollars ($75,000) which Buyer, at the Closing, shall retain pending the final determination of Parent and Seller’s (i) indemnification obligations, if any, as set forth in Section 8.6 and (ii) obligations with respect to the Equidata Transition Expenses as set forth in Section 8.12.  For the avoidance of doubt, the Holdback Amount is not inclusive of the Merchant Banking Holdback Amount.

2.5

Purchase Price Allocation.  Within sixty (60) days following the Closing, Buyer shall prepare and deliver to Seller an allocation of the Purchase Price (the “Purchase Price Allocation”).  The Purchase Price Allocation shall be prepared in accordance with, and allocate the Purchase Price in the manner required by, Section 1060 of the Code and regulations thereunder.  Upon receipt of the Purchase Price Allocation, Seller shall have the opportunity to review the Purchase Price Allocation, and, if necessary, work with Buyer in good faith to resolve any discrepancies in the Purchase Price Allocation.  Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 “Asset Acquisition Statements Under Section 1060” consistent with the agreed upon Purchase Price Allocation.

2.6

Closing Costs; Transfer Taxes and Fees.  Seller and Buyer shall be jointly responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto.  Seller shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a).

ARTICLE III.

CLOSING

3.1

Closing.  The Closing of the transactions contemplated herein (the “Closing”) shall be held at 9:00 a.m. local time on the Closing Date at the offices of Buyer, unless the parties hereto otherwise agree.

3.2

Conveyances at Closing

(a)

Instruments and Possession.  To effect the sale and transfer referred to in Section 2.1 hereof, Seller or Parent, as the case may be, will, at the Closing, execute and deliver to Buyer:

(i)

one or more bills of sale, in the form attached hereto as Exhibit A, conveying in the aggregate all of Seller’s owned personal property included in the Assets;

(ii)

subject to Section 8.2, Assignments of Contract Rights, each in the form of Exhibit B attached hereto or as otherwise agreed to in writing, with respect to the Contract Rights;

(iii)

Assignments of Patents and Trademarks and other Proprietary Rights (including an assignment of all of Parent’s rights, title and interest to the URL www.nationalcreditreport.com, and all variations thereof) each in the form attached hereto as Exhibit C, in recordable form to the extent necessary to assign such rights; and

(iv)

such other instruments as shall be requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.

(a)

Assumption Document.  Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall deliver to Seller an instrument of assumption substantially in the form attached hereto as Exhibit D, evidencing Buyer’s assumption, pursuant to Section 2.2, of the Assumed Liabilities (the “Assumption Document”).

(b)

Form of Instruments.  To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer.

(c)

Certificates and Deliverables.  Buyer and Seller shall deliver the certificates and other matters described in Articles VI and VII.

(d)

Consents.  Subject to Section 8.2, Seller shall deliver all Permits and any other third party consents (as set forth on Exhibit E) required for the valid transfer of the Assets as contemplated by this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Parent and Seller, jointly and severally, hereby represent and warrant to Buyer as follows, except as otherwise set forth on the Disclosure Schedule, which representations and warranties are, as of the Closing Date, true and correct:

4.1

Organization of Seller.  Seller is a limited liability company duly organized, validly existing and in good standing under the Regulations of the State of Florida with full power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets.  Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Assets or the Business.  Copies of the Charter Documents of Seller, and all amendments thereto, heretofore delivered to or made available to Buyer are accurate and complete as of the date hereof.  Schedule 4.1 contains a true, correct and complete list of all jurisdictions in which Seller is qualified to do business as a foreign corporation.

4.2

Subsidiaries.  Seller does not have any Subsidiaries which are used by Seller in the conduct of the Business or which own any of the Assets.  Seller has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

4.3

Authorization.  Seller has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement by Parent and Seller and the consummation by Parent and Seller of the transactions contemplated hereby and thereby have been duly approved by the board of managers and member of Seller and the board of directors of Parent.  No other corporate proceedings on the part of Parent or Seller are necessary to authorize this Agreement and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Parent and Seller and is the legal, valid and binding obligations of Parent and Seller enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar Regulations affecting the rights of creditors generally and general equity principles.

4.4

No Adverse Change.  Since the Interim Balance Sheet Date:

(a)

there has been no actual or threatened adverse change in the financial condition or results of operation, the Business or the Assets or any event, condition or state of facts, in either case that is, or would result in a material adverse change in the Assets or the Business;

(b)

there has not been any sale or other disposition, except in the ordinary course of business of any of the Assets, or any Encumbrance placed on the Assets; and

(c)

Seller has operated the Business in the ordinary course so as to preserve the Business intact, to keep available to the Business the services of Seller’s employees, and to preserve the Business and the goodwill of Seller’s suppliers, customers, distributors and others having business relations with it.

4.5

Assets.  Seller has and will transfer good and marketable title to the Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Assets, free and clear of any Encumbrances.  The Assets include, without limitation, all assets necessary for the conduct of the Business as presently conducted.  Schedule 4.5 contains accurate lists and summary descriptions of all tangible Assets.  All tangible assets and properties which are part of the Assets are in good operating condition and repair and are usable in the ordinary course of business and conform in all material respects to all applicable Regulations relating to their construction, use and operation.

4.6

Contracts and Commitments.

(a)

Contracts.  Schedule 4.6 sets forth a complete and accurate list of all Contracts of the following categories:

(i)

Contracts not made in the ordinary course of business;

(ii)

Employment contracts and severance agreements, including without limitation Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, managers, or members of Seller or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Buyer or Parent or Seller any severance, termination, “golden parachute,” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(iii)

Labor or union contracts;

(iv)

Distribution, franchise, license, technical assistance, sales, commission, consulting, agency or advertising contracts related to the Assets or the Business;

(v)

Options with respect to any property, real or personal, whether Seller shall be the grantor or grantee thereunder;

(vi)

Contracts involving future expenditures or Liabilities, actual or potential;

(vii)

Contracts or commitments relating to commission arrangements with others;

(viii)

Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether Seller shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged (excluding credit provided by Seller in the ordinary course of business to purchasers of its products);

(ix)

Contracts containing covenants limiting the freedom of Seller or any officer, director, member or affiliate of Seller, to engage in any line of business or compete with any person;

(x)

Any Contract with any United States, state or local Governmental Entity or any agency or department thereof;

(xi)

Leases of personal property not cancelable (without Liability) within thirty (30) calendar days.

Seller has delivered or made available to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 4.6, including all amendments and supplements thereto.

(b)

Absence of Defaults.  All of the Contracts to which Seller is party or by which it or any of the Assets is bound or affected are valid, binding and enforceable in accordance with their terms.  Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts.  All parties to such Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no written notice of any claim of Default has been given to Seller.  Seller has no reason to believe that the products and services called for by any unfinished Contract cannot be supplied in accordance with the terms of such Contract, including time specifications, and have no reason to believe that any unfinished Contract will, upon performance by Seller, result in a material loss to Seller.

(c)

Product Warranty.  Seller has committed no act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date.

4.7

Permits.  (a)  Schedule 4.7(a) sets forth a complete list of all Permits used in the operation of the Business.  Seller has, and at all times has had, all Permits required under any Regulation in the operation of its Business or in the ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances.  Seller is not in Default, nor has it received any notice of any written claim of Default, with respect to any such Permit.  Except as otherwise governed by Regulation, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement.  No present or former member, manager, officer or employee of Seller or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which Seller owns, possesses or uses.

(b)

Except as disclosed on Schedule 4.7(b) hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign Governmental Entity or regulatory body or authority, or any other person or entity, is required to be made or obtained by Parent or Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

4.8

No Conflict or Violation.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Parent or Seller with any of the provisions hereof, will (a) violate or conflict with any provision of the Charter Documents of Parent or Seller, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract or Permit, (i) to which Seller is a party or (ii) by which the Assets are bound, (c) violate any Regulation or Court Order, (d) impose any Encumbrance on the Assets or the Business, except in the case of each of clauses (a), (b), (c) and (d) above, for such violations, Defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate would not have a material adverse effect on the Assets, the Business or on the ability of Parent or Seller to consummate the transactions contemplated hereby.

4.9

Financial Statements.  Seller has heretofore delivered to Buyer the Financial Statements.  The Financial Statements (a) are in accordance with the books and records of Seller or Parent, as the case may be, (b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (c) fairly and accurately present the consolidated assets, Liabilities (including all reserves) and financial position of Seller or Parent, as the case may be, as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments).  At the respective dates of the Financial Statements, there were no Liabilities of Seller relating to the Business, which, in accordance with generally accepted accounting principles, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto.

4.10

Books and Records.  Seller has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Seller.  The minute books of Seller previously delivered to Buyer accurately and adequately reflect all action previously taken by the member and board of managers of Seller.  The copies of the membership interest records of Seller previously made available to Buyer are true, correct and complete, and accurately reflect all transactions effected in Seller’s membership interests since December 5, 2008 through and including the date hereof.  Seller has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Seller.

4.11

Litigation.  Except as set forth on Schedule 4.11, there is no Action pending, and since December 5, 2008, there has not been any Action pending, or to the best of Seller’s knowledge, threatened or anticipated, nor has any Governmental Entity indicated an intention (whether orally or in writing) to conduct the same, nor have there been any facts or circumstances known to Seller that could reasonably be expected to give rise to the same (a) against, related to or affecting (i) Seller, the Business or the Assets, (ii) any officers or directors of Seller as such, or (iii) any member of Seller in such member’s capacity as a member of Seller, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement (c) that involve the risk of criminal liability, or (d) in which Seller is a plaintiff, including any derivative suits brought by or on behalf of Seller.  Seller is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against Seller, the Business or the Assets.  There is not a reasonable likelihood of an adverse determination of any pending Actions.

4.12

Labor Matters.  Seller is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice.  Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller.  There is no labor strike or labor disturbance pending or, to the best of Seller’s knowledge, threatened against Seller nor is any grievance currently being asserted, and Seller has not experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice.  Without limiting the foregoing, Seller is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 9, 1986.  Schedule 4.12 sets forth the names and current annual salary rates or current hourly wages of all present employees of Seller whose annual cash compensation for the 2010 fiscal year exceeds $35,000, and also sets forth the earnings for each of such employees as reflected on Form W-2 for the 2010 calendar year.

4.13

Liabilities.  Other than Excluded Liabilities, Seller has no material Liabilities due or to become due, except (a) Liabilities which are set forth or reserved for on the Interim Balance Sheet, which have not been paid or discharged since the Interim Balance Sheet Date, (b) Liabilities arising in the ordinary course of business under Contracts, Permits and other business arrangements described in the Disclosure Schedule (and under those Contracts and Permits which are not required to be disclosed on the Disclosure Schedule) and (c) Liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business and in accordance with this Agreement (none of which relates to any Default under any Contract, breach of warranty, tort, infringement or violation of any Regulation or Court Order or arose out of any Action) and none of which, individually or in the aggregate, has or would have a material adverse effect on the Business or the Assets.

4.14

Compliance with Law.  Seller, and the conduct of the Business, are in compliance with all Regulations and Court Orders relating to the Assets or the Business or operations of Seller (including, without limitation, Credit Repair Organizations Act, 15 USC 1679 et seq., Fair Credit Reporting Act, 15 USC 1681 et seq., and the rules and guidance promulgated thereunder (including the Free Credit Report Rule, 16 CFR pt. 610), Gramm Leach Bliley Act, 15 USC 6801 et seq., and the rules and guidance promulgated thereunder, Cal. Fin. Code 4050 et seq., and analogous state financial privacy Regulations, Cal. Civ. Code 1798.83 et seq., and analogous state privacy Regulations, Cal. Civ. Code 1798.80 et seq., and analogous state security breach notification Regulations, FTC Act, 15 USC § 41 et seq., and similar state prohibitions against unfair or deceptive trade practices, any and all FTC Trade Regulation Rules, Trade Practice Rules and Guides promulgated under the FTC Act, 15 USC § 41 et seq., Telephone Consumer Protection Act, 47 USC 227 et seq., and the rules and guidance promulgated thereunder, Telemarketing and Consumer Fraud and Abuse Prevention Act, 15 USC 6101 et seq., and the rules and guidance promulgated thereunder, Electronic Funds Transfer Act, 15 USC 1693 et seq., and the rules and guidance promulgated thereunder, Payment Card Industry Data Security Standards, and Computer Fraud and Abuse Act, 18 U.S.C. 1030 et seq.), except where the violation or failure to comply, individually or in the aggregate, would not have a material adverse effect on the Assets or the Business.  Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders, and Seller has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing, which failure or violation could, in any one case or in the aggregate, have a material adverse effect on the Assets of the Business.

4.15

No Brokers.  Neither Parent, Seller nor any of their respective officers, directors, employees, shareholders, members or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.16

No Other Agreements to Sell the Assets.  Neither Parent nor Seller nor any of their respective officers, directors, shareholders, members or affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Assets (other than inventory in the ordinary course of business), to sell or effect a sale of the membership interest of Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

4.17

Proprietary Rights.

(a)

Proprietary Rights.  Schedule 4.17(a) lists all of the Proprietary Rights owned by Seller or Parent which are related to the Business.  Schedule 4.17(a) also sets forth:  (i) for each Patent, the number, normal expiration date and subject matter for each country in which such Patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each Trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a Trademark has been registered and (iii) for each Copyright, the number and date of filing for each country in which a Copyright has been filed.  The Proprietary Rights listed in the Disclosure Schedule are all those used by Seller in connection with the Business.  True and correct copies of all Patents (including and all pending applications) owned, controlled, created or used by or on behalf of Seller or in which Seller has any interest whatsoever have been provided or made available to Buyer.

(b)

Royalties and Licenses.  To the best of Seller’s knowledge, Seller does not have any obligation to compensate any person for the use of any such Proprietary Rights nor has Seller granted to any person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

(c)

Ownership and Protection of Proprietary Rights.  Except as set forth on Schedule 4.17(a), Seller owns or has a valid right to use each of the Proprietary Rights, and the Proprietary Rights will not cease to be valid rights of Seller by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.  Seller has not received any written notice of invalidity or infringement of any rights of others with respect to any Trademarks.  Seller has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other person.  No other person (i) has the right to use any of Seller’s Trademarks on the goods on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such person, to cause confusion with such Trademarks or to cause a mistake or to deceive, (ii) has notified Seller that it is claiming any ownership of or right to use such Proprietary Rights, or (iii) to the best of Seller’s knowledge, is infringing upon any such Proprietary Rights in any way.  Seller’s use of the Proprietary Rights does not and will not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such Proprietary Rights, and no Action has been instituted against or notices received by Seller that are presently outstanding alleging that Seller’s use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights.  There are not, and it is reasonably expected that after the Closing there will not be, any restrictions on Seller’s, or Buyer’s, as the case may be, right to sell products manufactured by Seller or Buyer, as the case may be, in connection with the Business.

4.18

Transactions with Certain Persons.  No officer, director or employee of Seller nor any member of any such person’s immediate family is presently, or has been, a party to any transaction with Seller relating to the Business, including without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors or employees of Seller) any such person or corporation, partnership, trust or other entity in which any such person has an interest as a shareholder, officer, director, trustee or partner.

4.19

Tax Matters

(a)

Filing of Tax Returns.  Seller (and any affiliated group of which Seller is now or has been a member) has timely filed with the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date.  The returns and other information filed are complete and accurate in all material respects.  Except as specified in Schedule 4.19(a), neither Seller, nor any group of which Seller now or was a member, has requested any extension of time within which to file returns (including without limitation information returns) in respect of any Taxes.  Seller has delivered or made available to Buyer complete and accurate copies of Seller’s (or any affiliated group of which Seller is now or has been a member) federal, state and local tax returns for fiscal year 2009.

(b)

Payment of Taxes.  All Taxes, in respect of periods beginning before the Closing Date, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in the Disclosure Schedule or the Financial Statements, and Seller does not have any material Liability for Taxes in excess of the amounts so paid or reserves so established.

(c)

Audits, Investigations or Claims.  Except as set forth in Schedule 4.19(c), the consolidated federal income tax returns of Seller (or any affiliated group of which Seller is now or has been a member) have been examined by the Internal Revenue Service for all periods to and including those set forth in the Disclosure Schedule, and except to the extent shown therein, no material deficiencies for Taxes, have been claimed, proposed or assessed by any taxing or other Governmental Entity against Seller.  Except as set Schedule 4.19(c), there are no pending, or to Seller’s knowledge, threatened audits, investigations or claims for or relating to any material additional Liability in respect of Taxes, and there are no matters under discussion with any Governmental Entities with respect to Taxes that in the reasonable judgment of Seller is likely to result in a material additional Liability for Taxes.  Audits of federal, state, and local returns for Taxes by the relevant taxing authorities have been completed for each period and set forth in the Disclosure Schedule and, except as set forth in the Disclosure Schedule, Seller has not been notified in writing that any taxing authority intends to audit a return for any period.  Except as set forth in Schedule 4.19(c), no extension of a statute of limitations relating to Taxes is in effect with respect to Seller.

(d)

Lien.  There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

(e)

Safe Harbor Lease Property.  None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

(f)

Security for Tax-Exempt Obligations.  None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

(g)

Tax-Exempt Use Property.  None of the Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(h)

Foreign Person.  Seller is not a person other than a United States person within the meaning of the Code.

(i)

No Withholding.  The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other Regulations.

4.20

Insurance.  Schedule 4.20 contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, product liability (which list shall be for two (2) years) and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by Seller on the Business, the Assets or its employees.  All insurance coverage applicable to Seller, the Business and the Assets is in full force and effect, insures Seller in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Regulation and by any and all Contracts to which Seller is a party and has been issued by insurers of recognized responsibility.  There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion.  There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received.  There are no provisions in such insurance policies for retroactive or retrospective premium adjustments.  All products liability, general liability and workers’ compensation insurance policies maintained by Seller have been occurrence policies and not claims made policies.  There are no outstanding performance bonds covering or issued for the benefit of the Seller.

4.21

Intentionally Omitted.

4.22

Payments.  Seller has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the Business, Assets or operations of Seller, which is, or may be with the passage of time or discovery, illegal under any federal, state or local Regulations of the United States (including without limitation the U.S. Foreign Corrupt Practices’ Act) or any other country having jurisdiction; and Seller has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

4.23

Customers, Distributors and Suppliers.  Schedule 4.23 sets forth a complete and accurate list of the names and addresses of Seller’s (i) customers or distributors, showing the approximate total sales in dollars by Seller to each such customer during such fiscal year; and (ii) suppliers, showing the approximate total purchases in dollars by Seller from each such supplier during such fiscal year.  Since the Interim Balance Sheet Date, there has been no adverse change in the business relationship of Seller with any customer, distributor or supplier named on Schedule 4.23.  Seller has not received any written communication from any customer, distributor or supplier named on Schedule 4.23 of any intention to terminate or materially reduce purchases from or supplies to Seller.  Seller represents and warrants that the information previously provided or made available to Buyer regarding the validity of each customer’s credit card information, statistics and performance is accurate, and that no material changes to such information have occurred since such information was provided or made available to Buyer.

4.24

Data Encryption.  All customer data, including customer payment data, contained in Seller’s databases is encrypted with the encryption methods of MD5-Hash and UUEncode, which require the use of a unique encryption key for each customer.

4.25

Privacy Matters.

(a)

At all times since December 5, 2008, Seller has provided accurate notice of its privacy practices on all of its websites and these notices have not contained any material omissions of Seller’s privacy practices or practices concerning the collection, use, and disclosure of Personal Information.  The privacy policy or policies providing this notice and the periods each policy has been in effect are set forth in Schedule 4.25 (hereinafter collectively, the “Privacy Policies”).

(b)

Since December 5, 2008, Seller’s privacy practices and consumer notices comply in all material respects with all applicable Regulations, including, without limitation, the Gramm-Leach-Bliley Act, 15 USC § 6801 et seq., and analogous state and federal financial privacy Regulations.

(c)

Since December 5, 2008, Seller’s privacy practices conform, and at all times have conformed, in all material respects to their respective Privacy Policies at the time each Privacy Policy was in effect and with any public statements regarding Seller’s privacy or information security practices.

(d)

Since December 5, 2008, Seller has complied in all material respects with all applicable Regulations relating to: (1) the privacy of users of (including Internet users who view or interact with) Seller Offerings and all of Seller’s websites; and (2) the collection, use, storage, retention, disclosure, and disposal of any Personal Information collected by Seller, or by third parties acting on Seller’s behalf or having authorized access to Seller’s records.

(e)

Seller’s Privacy Policies and its practices concerning the collection, use, retention, disclosure, and disposal, of Personal Information conform, and at all times since December 5, 2008 have materially conformed, to all of Seller’s contractual commitments, including to viewers of Seller’s websites, users of (including Internet users who view or interact with) Seller Offerings, Seller’s contractual commitments, including but not limited to those with analytics providers, data providers, publishers, advertisers and advertising networks, exchanges and advertising networks, through which Seller Offerings are offered.

(f)

Seller’s Privacy Policies and Seller Offerings conform to the Network Advertising Initiative’s Self-Regulatory Code of Conduct (2008) (“NAI Code”), to the extent that Seller’s Privacy Policies or Seller Offerings are subject to the NAI Code.

(g)

Except as required to process a transaction or provide Seller Offerings, Seller has not disclosed, and has no obligation to disclose, any Personal Information to any third party.

(h)

Each of Seller’s websites and Seller Offerings, all communications from Seller to users or customers (whether sent by Seller directly or through a third-party mechanism), and all materials distributed or marketed by Seller has at all times since December 5, 2008 complied in all material respects with applicable Regulations, with existing contractual commitments to third-parties, have made all disclosures to users or customers and obtained all necessary consents from users or customers required by applicable Regulations, and none of such disclosures made or contained in any of Seller’s websites or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Regulations.

(i)

No Claims have been asserted or, to the knowledge of Seller, are threatened against Seller or by any person alleging a violation of any person’s privacy, personal or confidentiality rights under the Privacy Policies.

(j)

Seller operates its websites and otherwise conducts the Business in compliance in all material respects with any contractual obligations of Seller relating to privacy, data protection, or the collection, use, retention, disclosure, and disposal of Personal Information.

(k)

Neither this Agreement nor the transactions contemplated by this Agreement will violate the Privacy Policies as they currently exist or as they existed since December 5, 2008 which any of the Personal Information was collected or obtained.

4.26

Investment Company Act.  Seller is not, and after the Closing will not be, an “investment company” or a company “controlled” by an investment company as such terms are defined in the Investment Company Act of 1940, as amended.

4.27

Material Misstatements Or Omissions. No representations or warranties by Parent or Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, including without limitation the Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows, which representations and warranties are, as of the Closing Date, true and correct, to Parent and Seller as follows:

5.1

Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Regulations of the State of Delaware.

5.2

Authorization.  Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Buyer and the shareholders of Buyer.  No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

5.3

No Conflict or Violation.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Charter Documents of Buyer, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer is a party, (c) violate any Regulation or Court Order, except, in the case of each of clauses (a), (b) and (c) above, for such violations, Defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate, would not have a material adverse effect on the business of Buyer or its ability to consummate the transactions contemplated hereby.

5.4

Consents and Approvals. Except as set forth on Exhibit E hereto, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign Governmental Entity or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

5.5

No Brokers.  Neither Buyer nor any of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or Parent or any of their respective affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE VI.

CONDITIONS TO SELLER’S AND PARENT’S OBLIGATIONS

Seller and Parent shall not enter into this Agreement until, in the discretion of Seller and Parent, the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

6.1

Representations, Warranties and Covenants.  All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

6.2

Consents; Regulatory Compliance and Approval.  All consents, approvals and waivers set forth on Exhibit E from Governmental Entities and other parties necessary to permit Seller to transfer the Assets to Buyer as contemplated hereby shall have been obtained, unless (a) the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Seller, (b) Seller indemnifies Buyer with respect thereto or (c) with respect to any Asset, Buyer determines that such Asset shall be excluded from the transfers consummated at the Closing (in which case the consideration to be paid by Buyer shall be reduced by the amount allocated to such Asset).  Seller shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to the acquisition.

6.3

No Actions or Court Orders.  No Action by any Governmental Entity or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer, the Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing.  There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

6.4

Assumption Document.  Buyer shall have executed the Assumption Document.

6.5

Certificates.  Buyer shall furnish Seller and Parent with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by Seller and Parent.

ARTICLE VII.

CONDITIONS TO BUYER’S OBLIGATIONS

Buyer shall not enter into this Agreement until, in the discretion of Buyer, the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

7.1

Representations, Warranties and Covenants.  All representations and warranties of Parent and Seller contained in this Agreement shall be true and correct at and as of the Closing Date, and Parent and Seller shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

7.2

Consents; Regulatory Compliance and  Approval.  All Permits, consents, approvals and waivers set forth on Exhibit E from Governmental Entities and other parties necessary to the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer (including, without limitation, all required third party consents to the assignment of the Contracts to be assumed by Buyer) shall have been obtained.  Buyer shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to the acquisition.

7.3

No Actions or Court Orders.  No Action by any Governmental Entity or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer, the Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing.  There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

7.4

Certificates.  Parent and Seller shall furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Buyer.

7.5

Material Changes.  Since the Interim Balance Sheet Date, there shall not have been any material adverse change with respect to the Business or the Assets.

7.6

Corporate Documents.  Buyer shall have received from Seller resolutions adopted by the board of managers of Seller and resolutions of Parent, for itself and as the member of Seller, approving this Agreement and the transactions contemplated hereby and thereby, certified by Parent’s and Seller’s corporate secretary, as applicable.

7.7

Conveyancing Documents; Release of Encumbrances.  Seller shall have executed and delivered each of documents described in Section 3.2 hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer.

7.8

Name Change.  On the Closing Date, Seller shall have filed an amendment to its Charter Documents to change its corporate name so as not to include the words “national credit report” or any other name or mark that has such a near resemblance thereto as may be likely to cause confusion or mistake to the public, or to otherwise deceive the public.  Such amendment shall be in a form acceptable for filing with the State of Florida.

7.9

Permits.  Buyer shall have obtained or been granted the right to use all Permits necessary to its operation of the Business.

7.10

Tax Clearance Certificate.  A Tax Clearance Certificate, issued by the Florida Department of Revenue.

ARTICLE VIII.

ACTIONS BY SELLER AND BUYER
AFTER THE CLOSING

8.1

Further Assurances.  Upon the terms and subject to the conditions contained herein, the parties agree, that after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing.  Without limiting the foregoing, the parties agree to use their respective best efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts to be assumed by Buyer; provided, however that Buyer shall not be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (D) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (E) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by Governmental Entities, and (F) to fulfill all conditions to this Agreement.

8.2

Consents to Assignment.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereof or in any way adversely affect the rights of Buyer thereunder.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract or Permit or any claim or right, including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the Default or cancellation by such third party or otherwise.

8.3

Merchant Banking Holdback Amount.   Within fifteen (15) days following the six (6) month anniversary of the Closing of this Agreement, Buyer shall pay to Seller via wire transfer, the Merchant Banking Holdback Amount (if any), less the amount of any chargebacks that are attributable to any transaction that occurred prior to the Closing under that certain Merchant Processing Agreement and that are debited in good faith by Buyer against the Designated Account or the Reserve Account during the six-month period following the Closing.  During the six- (6-) month period following the Closing, Buyer shall provide to Seller copies of the credit card merchant statements that Buyer receives from ePayData, Inc.  Buyer shall provide Seller with copies of such statements as soon as practicably possible upon receipt from ePayData, Inc.

8.4

Books and Records; Tax Matters.

(a)

Books and Records.  Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose.  The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.  All information received pursuant to this Section 8.4(a) shall be subject to the terms of the Non-Disclosure Agreement.

(b)

Cooperation and Records Retention.  Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period.  Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

(c)

Preparation of Form W-2’s.  Pursuant to Revenue Procedure 84-77 (1984-2 C.B. 753), provided that Seller provides Buyer with all necessary payroll records for the calendar year which includes the Closing Date, Buyer shall furnish a Form W-2 to each employee employed by Buyer who had been employed by Seller disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and Seller shall be relieved of the responsibility to do so.

(d)

Payment of Liabilities.  Following the Closing Date, Seller shall pay promptly when due all of the debts and Liabilities of Seller, including any Liability for Taxes, other than Assumed Liabilities; provided, however, this covenant shall not apply to that portion (or all) of any debt that Seller is contesting in good faith.

8.5

Survival of Representations.  All of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall be) two (2) years following the Closing (except with respect to the representations and warranties set forth Section 4.19 (Tax Matters) which shall survive until the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such section.  Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement.  The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

8.6

Indemnifications

(a)

By Parent and Seller.  Parent and Seller, jointly and severally, shall indemnify, save and hold harmless Buyer, its affiliates and subsidiaries, and its and their respective Representatives, from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Parent or Seller in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement; (iii) any Excluded Liability; or (iv) any Liability imposed upon Buyer by reason of Buyer’s status as transferee of the Business or the Assets.

The term “Damages” as used in this Section 8.6 is not limited to matters asserted by third parties against Seller or Buyer, but includes Damages incurred or sustained by Seller or Buyer in the absence of third party claims.  Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by Seller of amounts for which Seller is indemnified, shall not be a condition precedent to recovery.  Seller’s obligation to indemnify Buyer, and Buyer’s obligation to indemnify Seller, shall not limit any other rights, including without limitation rights of contribution which either party may have under statute or common law.

(b)

By Buyer.  Buyer shall indemnify and save and hold harmless Parent, Seller, their respective affiliates and subsidiaries, and their respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; (iii) from and after the Closing, any Assumed Liability, and (iv) the ownership, lease, use or operation of the Business or the Assets after the Closing.

(c)

Cooperation.  The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.

(d)

Defense of Claims.  If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 8.6.  If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons).  The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure.  After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld; provided, however, if the remediation or resolution of any such Claim is reasonably expected to have an adverse effect on the indemnified party’s business operations, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such remediation or resolution, and to compromise or settle such Claim.  If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.  In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.  The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 8.6 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment. Notwithstanding anything to the contrary contained in this Agreement, in the event that the indemnified party had a reasonable opportunity, but failed in good faith to mitigate any Damages with respect to any claim, including the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity, amounts of indemnity payable to such indemnified party shall be reduced by the amount by which such indemnified party could have reduced such loss had such indemnified party not failed to use commercially reasonable efforts to mitigate such Damages.

(e)

Buyer’s Right of Offset.  Anything in this Agreement to the contrary notwithstanding, Buyer may withhold and set off against (i) the Holdback Amount and (ii) any other amounts otherwise due Seller.

(f)

Product and Warranty Liability.  The provisions of this Section 8.6 shall cover, without limitation, all Liabilities of whatsoever kind, nature or description relating, directly or indirectly, to product liability, litigation or claims against Buyer or Seller in connection with, arising out of, or relating to products sold by Buyer or Seller, respectively.

(g)

Brokers and Finders.  Pursuant to the provisions of this Section 8.6, each of Buyer and Seller shall indemnify, hold harmless and defend the other party from the payment of any and all broker’s and finder’s expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

(h)

Representatives.  No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 8.6.  Nothing herein shall relieve either party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

8.7

Payment of Holdback Amount.  Buyer shall hold and pay the Holdback Amount pursuant to Article VIII and this Section 8.7.  If Buyer has not delivered a Claim Notice to Seller on or before the Holdback Release Date, all of the Holdback Amount, less the Equidata Transition Expenses, shall be paid promptly to Seller with interest thereon at the rate of 5% per annum from the Closing Date through the date of payment of the Holdback Amount.  If Buyer has delivered one or more Claim Notices to Seller on or before the Holdback Release Date and has exercised its right of offset pursuant to Section 8.6(e), or has not then determined the appropriate amount to be offset, Buyer shall pay to Seller promptly after the Holdback Release Date an amount equal to the Holdback Amount less (i) the Equidata Transition Expenses and (ii) any amounts offset against it pursuant to Section 8.6(e) and an amount reasonably estimated by Buyer to cover any unresolved claims, with interest thereon as provided in the preceding sentence.  As promptly as practicable after the Holdback Release Date, Buyer shall determine the amount to be retained by it in satisfaction of any such unresolved claims and submit the balance, if any, to Seller with interest as prescribed above.  Buyer and Seller agree and acknowledge that offset against the Holdback Amount shall not be Buyer’s exclusive method of receiving indemnification from Seller pursuant to Section 8.6.

8.8

Bulk Sales.  It may not be practicable to comply or attempt to comply with the procedures of the “Bulk Sales Act” or similar Regulation of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby.  Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such Regulations, Seller hereby agrees that the indemnity provisions of Section 8.6 hereof shall apply to any Damages of Buyer arising out of or resulting from the failure of Seller or Buyer to comply with any such Regulations.

8.9

Taxes.  Subject to Section 2.5, Parent and Seller shall pay, or cause to be paid, when due all Taxes for which Seller is or may be liable or that are or may become payable with respect to all taxable periods ending on or prior to the Closing Date.

8.10

Insurance.  For three (3) years after the Closing Date, Seller or Parent shall continue to maintain products liability insurance with respect to products insured as of the Closing Date providing substantially the same coverage as in effect on the date hereof and Seller shall cause Buyer to be named as an additional insured on each such policy.  Seller shall deliver to Buyer certificates of insurance or binders reasonably satisfactory to Buyer, issued by one or more insurance carriers reasonably satisfactory to Buyer, evidencing fully paid and non-cancelable general liability insurance coverage with respect to claims arising out of events or occurrences on or prior to the Closing Date (whether or not reported), in amounts not less than the amounts maintained by Seller on the date of this Agreement.  Such insurance coverage shall name Buyer as additional insureds.

8.11

Limitations on Indemnification.

(a)

Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor Parent shall not be obligated to make any indemnification payment under this Agreement unless and until the aggregate amount of Damages claimed by Buyer hereunder with respect to all Damages under Article VIII exceed the sum of $10,000 (the “Basket”).  If and when the aggregate Damages (for which Seller and/or Parent is obligated under this Agreement to provide indemnification) claimed by Buyer exceed the Basket, the Buyer shall be entitled to indemnification for all such Damages, including those Damages comprising the Basket.

(b)

Notwithstanding anything to the contrary contained herein, in no event shall the aggregate indemnification obligation of the Seller and Parent exceed the Purchase Price; provided, however, that the limitation on indemnification set forth in this Section 8.11(c) shall not apply to (i) any Damages arising from fraud, intentional misrepresentation or willful breach by Seller or Parent of any term or provision of this Agreement, or (ii) the breach of any representations and warranties contained in Sections 4.3 (Authorization), 4.5 (Assets), 4.15 (No Brokers), 4.16 (No Other Agreements to Sell the Assets), 5.2 (Authorization), and 5.5 (No Brokers).

8.12

Equidata Transition Expenses.  Seller hereby acknowledges and agrees that it shall be fully responsible for any and all costs or expenses incurred by Buyer in connection with the transition of Equidata, Inc.’s members or customers to Buyer’s systems (the “Equidata Transition Expenses”).  The Equidata Transition Expenses shall be deducted by Buyer out of the Holdback Amount as such expenses are incurred; provided, however, that Buyer shall provide documentation to Seller of the Equidata Transition Expenses upon request.

ARTICLE IX.

MISCELLANEOUS

9.1

Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Buyer may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned subsidiary (or a partnership controlled by Buyer) or subsidiaries of Buyer or to a successor in interest to Buyer which shall assume all obligations and Liabilities of Buyer under this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

9.2

Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to Parent or Seller, addressed to:

PositiveID Corporation

1690 South Congress Avenue, Suite 200

Delray Beach, Florida  33445
Attention:  William J. Caragol

Telecopy:  561-805-8001

If to Buyer, addressed to:

CoreLogic, Inc.

4 First American Way

Santa Ana, California 92707

Telecopy: 714-250-6917

Attention:  Stergios Theologides

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

9.3

Choice of Law.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the Regulations of the State of New York (without reference to the choice of law provisions of New York law).

9.4

Entire Agreement; Amendments and Waivers.  This Agreement, together with all exhibits and schedules hereto (including the Disclosure Schedule), and the Non-Disclosure Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.5

Counterparts; Execution by Electronic Delivery.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.  The reproduction of signatures by means of electronic delivery shall be treated as though such reproductions are executed originals.

9.6

Expenses.  Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

9.7

Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

9.8

Titles; Gender.  The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

9.9

Publicity.  Except as required by Regulation, neither Buyer nor Seller shall issue any press release or make any public statement regarding the transactions contemplated hereby, without prior written approval of the other party.  Buyer may, at its discretion, issue or make an appropriate press release or public announcement after the Closing.

9.10

Confidential Information.  The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 9.9.  The parties agree that the terms of the Non-Disclosure Agreement shall govern the parties’ discussions and exchanges of information in connection with transactions contemplated by this Agreement.

9.11

Cumulative Remedies.  All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

9.12

Service of Process, Consent to Jurisdiction

(a)

Service of Process.  Each parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under New York Regulation.

(b)

Consent and Jurisdiction.  Each party hereto irrevocably and unconditionally (1) agrees that any suit, action or other legal proceeding arising out of this Agreement shall be brought in federal court in the State of New York located in the Borough of Manhattan or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the Borough of Manhattan, New York; (2) consents to the jurisdiction or any such court in any such suit, action or proceeding; and (3) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

9.13

Arbitration.  Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties after the Closing arising out of or relating to this Agreement, including without limitation the indemnities provided in Article VIII, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in New York, New York, under the Commercial Arbitration Rules of the American Arbitration Association.  Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings.  Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.  The fees and expenses of such arbitration (including reasonable attorneys’ fees) or any action to enforce an arbitration award shall be paid by the party that does not prevail in such arbitration.

9.14

Attorneys’ Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

9.15

Knowledge.  Whenever a phrase herein is qualified by “to the best of Seller’s knowledge,” or a similar phrase, it is intended to refer to the knowledge of any individual who is an executive officer of Seller or Parent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

POSITIVEID CORPORATION			CORELOGIC CREDCO, LLC

By:	/s/ Scott Silverman		By:	/s/ Stergios Theologides
	Name:	Scott Silverman		Name:	Stergios Theologides
	Its	CEO		Its	Senior Vice President & Secretary

NATIONAL CREDIT REPORT.COM, LLC

By:	/s/ Samuel S. Ambrose
	Name:	Samuel S. Ambrose
	Its	Vice President

EXHIBIT A

BILL OF SALE

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, National Credit Report.com, LLC, a Florida limited liability company (“Seller”), does hereby grant, bargain, transfer, sell, assign, convey and deliver to CoreLogic Credco, LLC, a Delaware limited liability company (“Buyer”), all right, title and interest in and to the Assets as such terms are defined in the Asset Purchase Agreement dates as of the date hereof by and between Seller and Buyer (the “Agreement”).  Buyer hereby acknowledges that Seller is making no representation or warranty with respect to the assets being conveyed hereby except as specifically set forth in the Agreement.  Seller for itself, its successors and assigns hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed, transferred and delivered by this Bill of Sale.

This Bill of Sale is being executed and delivered by Seller as of the July __, 2011 pursuant to the terms of the Agreement.  Executed at ________________________________, this ______ day of July, 2011.

By
Its

STATE OF	)
) ss.
COUNTY OF	)

On _____________________, before me, __________________, personally appeared _____________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

[SEAL]
Notary Public in and for said County and State

A-1

EXHIBIT B

ASSIGNMENT OF CONTRACT RIGHTS

[                         ]

[                         ]

[                         ]

[                         ]

Re:

Notice and Consent to Assignment

Ladies and Gentlemen:

Reference is made to that certain [NAME OF AGREEMENT] dated [ ˜ ] (the “Agreement”) by and among National Credit Report.com, LLC (the “COMPANY”), and [COUNTERPARTY] (“[COUNTERPARTY NAME]”).  All capitalized terms not defined herein shall have the meanings given to them in the Agreement.

Pursuant to the terms of the Agreement, notice is hereby given that the Company is contemplating entering into an Asset Purchase Agreement (the “Purchase Agreement”) by and among CoreLogic Information Solutions, Inc., a Delaware corporation (“Purchaser”), PostiveID Corporation, a Delaware corporation (“Parent”), and National Credit Report.Com, LLC, a Florida limited liability company and an indirect, wholly-owned subsidiary of Parent, pursuant to which Purchaser shall acquire certain of the assets of  the Company (the “Acquisition”).  The consummation of the Acquisition will result in the assignment of the Agreement.

By your signature below, [COUNTERPARTY] hereby (i) acknowledges receipt of notice of the Acquisition, waives any requirement as to the timing of such notice, and waives any other notice rights, if any; (ii) confirms that [COUNTERPARTY] will not terminate the Agreement pursuant to Section [ ˜ ] thereof and that] the Agreement will remain in full force and effect, without any modification whatsoever, following the consummation of the Acquisition; and (iii) agrees that the Acquisition and related transactions contemplated thereby shall not constitute a violation or default under any term or provision of the Agreement.

The Company acknowledges and agrees that the acknowledgements, confirmations, waivers and consents granted to the Company by [COUNTERPARTY] hereunder are limited as expressly set forth in this letter, and this letter: (i) shall not be deemed an acknowledgement, confirmation, waiver or consent to any other transaction for which [COUNTERPARTY’s] consent is required; and (ii) is not to be construed as a waiver of any other term, condition or provision of the Agreement.  Except for the acknowledgements, confirmations, waivers or consents provided for in this letter, the Agreement shall remain in full force and effect, without any modification whatsoever. Your consent, and Purchaser’s assumption of the Agreement, will only be deemed effective upon the closing and consummation of the proposed Acquisition.  Purchaser, Parent, and the Company make no representation or warranty that the Acquisition will actually be consummated, and have no obligation whatsoever to consummate the Acquisition in the manner described in this letter, or at all.

Please return a signed copy of this letter to the undersigned by e-mail to sambrose@positiveidcorp.com or by fax to 561-805-8001.  Should you have any questions, please feel free to contact me at 561-805-8007.

Very truly yours,

National Credit Report.com, LLC

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

[COUNTERPARTY]
By:
Name:
Title:
Dated:

B-1

EXHIBIT C

ASSIGNMENT OF PATENTS AND TRADEMARKS

TRADEMARK ASSIGNMENT

THIS Trademark Assignment is made effective as of the ____ day of July, 2011 ("Effective Date"), by and between PositiveID Corporation, a Delaware corporation, located at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445 ("Assignor") and CoreLogic Credco, LLC, a Delaware limited liability company, located at 4 First American Way, Santa Ana, California 92707 ("Assignee").

WHEREAS, Assignor is owner of all right, title and interest in and to certain trademarks, along with United States registrations for such trademarks more particularly identified on Exhibit A attached hereto and incorporated by reference herein (the "Trademarks") and the goodwill of the business associated therewith and all causes of action relating thereto ; and

WHEREAS, Assignee desires to acquire by assignment the Trademarks and any and all corresponding applications and registrations along with the good will of the business associated therewith ..

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Assignor hereby assigns, grants, transfers and otherwise conveys to Assignee, its successors and assigns, as of the Effective Date, its entire right, title and interest in and to the Trademarks and all rights associated therewith including, without limitation, the right to sue for past , present and future infringement thereof, together with the business to which the Trademarks pertain and the goodwill associated with the business in connection with which the Trademarks have been used.

IN WITNESS WHEREOF, Assignor has caused this Trademark Assignment to be duly executed by an authorized officer as of the Effective Date.

ASSIGNOR

POSITIVEID CORPORATION

By:
Name:
Title:

Exhibit A

Registration No.	Mark	Registration Date

3,836,749	[Design Only]	August 24, 2010

3,833,674	NATIONALCREDITREPORT.COM and Design	August 17, 2010

EXHIBIT C

DOMAIN NAMES ASSIGNMENT

THIS Domain Names Assignment (“Assignment”) is made effective as of the ___ day of July, 2011 ("Effective Date"), by and between PositiveID Corporation, a Delaware corporation, located at 1690 South Congress Avenue, Delray Beach, Florida 33445 (hereinafter "Assignor"), and CoreLogic Credco, LLC, a Delaware limited liability company, located at 4 First American Way, Santa Ana, California 92707 (hereinafter "Assignee").

WHEREAS, Assignor is the registrant and owner of the domain names set forth on Exhibit A, including all of the intellectual property rights related to the Domain Name and any derivative thereof and the goodwill specifically associated with such domain names (the "Domain Names"); and

WHEREAS, Assignee desires to acquire by assignment the Domain Names.

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged:

1.

Assignor does hereby assign, grant, transfer and otherwise convey to Assignee, its successors and assigns, as of the effective date of this Assignment, all kinds, all right, title and interest in and to the Domain Names and any and all registrations and applications to register the Domain Names.

2.

Assignor shall take any actions and execute such additional documents as are necessary or appropriate to effect the assignment such that Assignor’s ownership of the Domain Names is properly reflected in the records of the appropriate domain name registrar(s), including, without limitation, electronically transferring all administrative and other rights in and to the Domain Names and to do such further things which may be reasonably requested by Assignee to consummate the assignment contemplated by this Agreement ..

IN WITNESS WHEREOF, the Assignor has caused this Assignment to be duly executed by an authorized officer as of the Effective Date.

ASSIGNOR

POSITIVEID CORPORATION

By:
Name:
Title:

Exhibit A

Domain Names

1.

NationalCreditReport.com

2.

NationalCreditReport.co

3.

NationalCreditReportBlog.com

4.

NationalCreditReportFree.com

5.

NationalCreditReportOffers.com

6.

NationalCreditScore.co

7.

NacionalCreditReport.com

8.

NacionalCreditScore.com

9.

TheCreditScoreStore.com

10.

TheCreditScoreStore.info

EXHIBIT D

ASSUMPTION OF CERTAIN LIABILITIES

Pursuant to that certain Asset Purchase Agreement dated as of the date hereof, (the “Agreement”) by and among CoreLogic Credco, LLC, a Delaware limited liability company (“Buyer”), PositiveID Corporation, a Delaware corporation (“Parent”), and National Credit Report.com, LLC, a Florida limited liability company (“Seller”), for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer hereby does assume the Assumed Liabilities as such term is defined in the Agreement by and subject to the terms and conditions of the Agreement; provided, however, that Buyer shall assume such liabilities and obligations only to the extent such liabilities and obligations arise after the Closing Date (as defined in the Agreement).  Except as expressly assumed herein, Buyer does not assume and shall not in any manner be responsible for any liability (including without limitation any contingent liability), obligation, lien or encumbrance of Seller.

By
Its

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EXHIBIT E

REQUIRED CONSENTS OR APPROVALS OF BUYER

1.	Personal Internet and Identity Coverage, dated February 15, 2011, between Seller and Chartis Specialty Insurance Company.
2.	Authorize.Net Payment Gateway Merchant Service Agreement, dated April 2009, between Seller and Authorize.Net, LLC.
3.	Traci.net, Inc. Enterprise Colocation Agreement, dated February 24, 2009, between Steel Vault Corporation and Traci.net, Inc.
4.	CyberSource Payment Solutions Agreement, dated March 9 2009, between Steel Vault Corporation and CyberSource Corporation.
5.	Merchant Processing Agreement between ePayData, Inc., Seller and Harris Bank, N.A.

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